Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated September 4, 2013 to

Pricing Supplement No. 6, dated December 2, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between August 2, 2013 and September 3, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	82.122%	$1,642,440	August 2, 2013
$3,000,000	82.254%	$2,467,620	August 6, 2013
$1,000,000	82.662%	$826,620	August 8, 2013
$2,500,000	81.629%	$2,040,725	August 13, 2013
$5,000,000	81.629%	$4,081,450	August 13, 2013
$2,500,000	82.720%	$2,068,000	August 15, 2013
$5,000,000	83.462%	$4,173,100	August 16, 2013
$2,500,000	84.757%	$2,118,925	August 21, 2013
$2,300,000	84.978%	$1,954,494	August 22, 2013
$5,000,000	84.978%	$4,248,900	August 22, 2013
$2,000,000	85.044%	$1,700,880	August 23, 2013
$5,000,000	83.859%	$4,192,950	August 28, 2013
$3,000,000	86.099%	$2,582,970	September 3, 2013
$10,000,000	86.099%	$8,609,900	September 3, 2013
$3,000,000	86.099%	$2,582,970	September 3, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$53,800,000	84.186%	$45,291,944	$6,177.82(1)

(1)     The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $32,599.65 that have been paid in respect of the securities covered by pricing supplement No. 6 under the registration statement on Form F-3 (No. 333-178202) of which this pricing supplements is a part. After giving effect to the registration fee for these offerings, $26,421.83 remain available for future offerings for such pricing supplement described above.